SERVICE AGREEMENT

     This Agreement is made as of the 8th day of September, 1998, by and between INVESCO Funds Group, Inc. ("INVESCO"), the distributor for the INVESCO Variable Investment Funds, Inc. ( the "Company"), and Security Life of Denver Insurance Company ("Security Life"), a Colorado corporation, collectively, the "Parties."

                                 WITNESSETH:

     WHERAS Security Life has entered into an agreement, dated August 26, 1994, and amended February 22, 1995, with the Company and INVESCO (the "Participation Agreement") pursuant to which INVESCO will make shares of each of its Portfolios available to certain variable life insurance and/or variable annuity contracts offered by Security Life through certain separate accounts (the "Separate Accounts") at net asset value and with no sales charges, subject to the terms of the Participation Agreement; and

     WHEREAS the Participation Agreement provides that the Company will bear the costs of preparing, filing with the Securities and Exchange Commission, printing or duplicating and mailing the Company's (or the Portfolios') prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material and other shareholder communications (collectively, the "Fund Materials") required by law to be sent to owners of Contracts ("Contract Owners") who have allocated any Contract value to a Portfolio; and

     WHEREAS the Participation Agreement provides that the Company, at its expense, will provide Security Life with camera ready copies or copies suitable for duplication of all Fund Materials with respect to prospective Variable Contract Owners of Security Life; and

     WHEREAS the Participation Agreement makes no provision for which party shall incur various administrative expenses in connection with the servicing of Contract Owners who have allocated Contract value to a portfolio, including, but not limited to, responding to various Contract Owner inquiries regarding a Portfolio; and

     WHEREAS the Parties hereto wish to allocate the expenses in a manner that is fair and equitable, and consistent with the best interests of Contract Owners; and

     WHEREAS the Parties hereto wish to establish a means for allocating the expenses that does not entail the expense and inconvenience of separately identifying and accounting for each item of Fund expense;

     NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:


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     I.Services Provided:

Security Life agrees to provide services to the Company and INVESCO including the following:

      a) responding to inquiries from Security Life Contract Owners using one or more of the Portfolios as an investment vehicle regarding the services performed by Security Life as they relate to INVESCO, The Company or its Portfolios;

      b) providing information to the INVESCO or the Company and to Contract Owners with respect to shares attributable to Contract Owner accounts;

      c)  facilitate   the   printing   and  mailing  of   shareholder
          communications from INVESCO or the Company as may be required pursuant to Article III of the Participation Agreement;

      d) communication directly with Contract Owners concerning INVESCO or the Company's operations;

      e) providing such similar services as the INVESCO or the Company may reasonably request to the extent permitted or required under applicable statutes, rules and regulations.

     II. Expense Allocations:

Subject to Section III hereof, Security Life or its affiliates shall initially bear the costs of the following:

      a) printing and distributing all Fund Materials to be distributed to prospective Contract owners except as may otherwise be provided in the Participation Agreement;

      b) printing and distributing all sales literature or promotional material developed by Security Life or its affiliates and relating to the Contracts;

      c) servicing Contract Owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph I of this Agreement.

     III.Payment of Expenses,:

In recognition of the substantial savings in administrative expenses to INVESCO and th Company by virtue of having a sole shareholder, Security Life, and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO or its affiliates will pay an administrative service fee to Security Life, as described below:

      a)  INVESCO   shall  pay  to   Security   Life  a   quarterly   fee
          (hereinafter, the "Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to Contracts offered by Security Life, at the annual rate of .20% on the aggregate net assets of the INVESCO VIF-Industrial Income and the INVESCO VIP-Total Return and the INVESCO VIF-Small Company Growth Portfolios, and at the annual rate of. 15% on the aggregate net assets of the INVESCO VIF-I-Egh Yield and INVESCO VIF-Utilities Portfolio, in connection with the expenses incurred by Life Company under Section 11 hereof The payment of the Quarterly Fee shall commence as of the stated effective date of this Agreement but shall be payable only on each Portfolio which has reached $30 million in total net assets.


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      b)  From  time  to  time,  the  Parties  hereto  shall  review  the
          Quarterly Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Security Life in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by a Party in good faith.

       This Agreement shall not modify any of the provisions of Article III of the Participation Agreement, but shall supplement those provisions.

      c)  This  Agreement   shall   supercede   paragraph  2.5  of  the
          Participation Agreement.

       IV. Term of Agreement

This Agreement shall continue in effect for so long as Security Life or its successor(s) in interest, or any affiliate thereof, continues to hold shares of the Company or its portfolios, and continues to perform in a similar capacity for the Company and INVESCO.

       V. Indemnification:

      a) Security Life agrees to indemnify and hold harmless the Company, INVESCO and their officers and directors, from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of Security Life under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of the Company or INVESCO in the performance of its duties, or by reason of the reckless disregard of their obligations and duties under this Agreement.

      b) The Company and INVESCO agree to indemnify and hold harmless Security Life and its officers and directors from any and all loss, liability and expense resulting from the gross negligence or willful wrongful act of the Company or INVESCO under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or gross negligence of Security Life in the performance of its duties, or by reason of the reckless disregard of its obligations and duties under this Agreement.

       VI. Notices:

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

INVESCO Funds Group, Inc.
7800 East Union Avenue
Denver, CO 80237
Attn: General Counsel
FAX:  303 930-6541

Security Life of Denver Insurance Company
1290 Broadway
Denver, CO 80203-1566
Attn: Russell C. Burk, Esq.
FAX: 303-860-2134

       VII. Applicable Law:

Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Colorado law, without regard for that state's principles of conflict of laws.

       VIII.Execution in Counterparts:

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

       IX. Severability:

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

       X. Rights Cumulative:

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

       XI. Headings

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

INVESCO Funds Group, Inc.

By:/s/ Ronald L. Grooms
   ----------------------------------------
Name: Ronald L. Grooms
Title: Sr. Vice President & Treasurer

Security Life of Denver Insurance Company

By:/s/ Carol D. Hard
   ----------------------------------------
Name: Carol D. Hard
Title:- Senior Vice President